ARTICLES OF MERGER

To the Department
 of Financial Institutions
State of Wisconsin

          Pursuant to the provisions of the Wisconsin Business Corporation Law, the domestic business corporations named herein do hereby submit the following Articles of Merger.

          1. Annexed hereto and made a part hereof is the Plan of Merger for merging RSC Acquisition Corp. with and into Raven Software Corporation as approved by resolution adopted at a meeting by the Board of Directors of RSC Acquisition Corp. on July 18, 1997 and by resolution adopted at a meeting by the Board of Directors of Raven Software Corporation on August 1, 1997.

          2. With respect to RSC Acquisition Corp. and Raven Software Corporation, the Plan of Merger was approved in accordance with the provisions of Section 180.1103 of the Wisconsin Business Corporation Law.

          3. The effective time and date in the State of Wisconsin of the merger herein provided for shall be 10:00 a.m. on August 26, 1997.

          4. This document was prepared by Scott Zucker of Robinson Silverman Pearce Aronsohn & Berman LLP.

          5. Following the filing, the endorsed Articles of Merger should be directed to the following address:

               Activision, Inc.
               3100 Ocean Park Boulevard
               Santa Monica, California 90405
               Attention:  Lawrence Goldberg
               Senior Vice President, Business Affairs and
               General Counsel

Executed on August 26, 1997.


                         RSC Acquisition Corp.



                         By: /s/ Brian Kelly
                            __________________________________
                            Name:  Brian Kelly
                            Title of Officer:  President

                         Raven Software Corporation



                         By: /s/ Steven Raffel
                             __________________________________
                            Name:  Steven Raffel
                            Title of Officer: President

                               PLAN OF MERGER

          PLAN OF MERGER adopted by Raven Software Corporation, a business corporation organized under the laws of the State of Wisconsin ("Raven"), by resolution of its Board of Directors on August 1, 1997, and adopted by RSC Acquisition Corp., a business corporation organized under the laws of the State of Wisconsin ("RSC"), by resolution of its Board of Directors on July 18, 1997. The names of the corporations planning to merge are Raven Software Corporation, a business corporation organized under the laws of the State of Wisconsin, and RSC Acquisition Corp., a business corporation organized under the laws of the State of Wisconsin. The name of the surviving corporation into which RSC Acquisition Corp. plans to merge is Raven Software Corporation.

          1. Raven Software Corporation and RSC Acquisition Corp. shall, pursuant to the provisions of the Wisconsin Business Corporation Law, be merged with and into a single corporation, to wit, Raven Software Corporation, which shall be the surviving corporation at the effective time and date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the Wisconsin Business Corporation Law. The separate existence of RSC Acquisition Corp., which is sometimes hereinafter referred to as the "non-surviving corporation", shall cease at the effective time and date of the merger in accordance provisions of the Wisconsin Business Corporation Law.

          2. The present Articles of Incorporation of RSC shall be the Articles of Incorporation of the surviving corporation and such Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the Wisconsin Business Corporation Law.

          3. The present bylaws of RSC will be the bylaws of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Wisconsin Business Corporation Law.

          4. The directors and officers in office of RSC at the effective time and date of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until their respective successors are elected and qualified or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

          5. Each issued share of RSC immediately before the effective time and date of the merger shall be converted into one share of the surviving corporation. The issued shares of Raven shall be canceled and automatically converted into the right to receive 50.3218 shares of common stock, $.000001 par value per share of Activision, Inc. (a Delaware corporation that is the parent and sole shareholder of the non-surviving corporation) (the "Activision Common Stock"). The aggregate number of shares of Activision Common Stock issuable in connection with the merger shall be 1,040,000 shares. The exchange ratio shall be adjusted to take into account any stock split, stock dividend, reverse stock split, capital reorganization or similar transaction affecting the Activision Common Stock or the capital stock of Raven the record date for which is after the date of the adoption of this Plan of Merger and prior to effective time of the merger.

          6. The Plan of Merger herein made and approved shall be submitted to the shareholders of the non-surviving corporation and to the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Wisconsin Business Corporation Law.

          7. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the non-surviving corporation and by the shareholders entitled to vote of the surviving corporation in the manner prescribed by the provisions of the Wisconsin Business Corporation Law, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Wisconsin, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

          8. The Board of Directors and the proper officers of the non-surviving corporation and the Board of Directors and the proper officers of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.